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                                                 File pursuant to Rule 424(b)(3)
                                                 File No. 333-39363


PROSPECTUS
                          TRANSKARYOTIC THERAPIES, INC.

                                  86,785 Shares

                                  Common Stock

                           ($0.01 par value per share)

                              ---------------------

     The 86,785 shares of common stock, $0.01 par value (the "Common Stock"), of Transkaryotic Therapies, Inc. ("TKT" or the "Company"), covered by this Prospectus (the "Shares") are issuable upon exercise of a warrant by the holder thereof (the "Selling Stockholder"). The Shares may be offered by the Selling Stockholder, or by its pledgees, donees, transferees or other successors in interest, from time to time on the Nasdaq National Market, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "SELLING STOCKHOLDER" and "PLAN OF DISTRIBUTION."

     The Company will not receive any of the proceeds from the sale of the Shares covered by this Prospectus. The Selling Stockholder will bear all expenses incurred in effecting the registration of the Shares, including all registration and filing fees, "blue sky" fees, printing expenses, all legal fees of counsel to the Company, and all brokerage or underwriting expenses or commissions, if any, applicable to the sale of the Shares. See "PLAN OF DISTRIBUTION."

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "TKTX." On November 5, 1997, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $37 7/8 per share.

                             ----------------------

                 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

               The date of this Prospectus is November 6, 1997.


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                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

          (iii) The Company's Registration Statement on Form 8-A, as filed with the Commission on October 4, 1996.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein



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or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: Transkaryotic Therapies, Inc., 195 Albany Street, Cambridge, Massachusetts 02139, Attention: Investor Relations Department, Telephone: (617) 349-0200.

                              ---------------------


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.




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                                   THE COMPANY

     Transkaryotic Therapies, Inc. ("TKT" or the "Company") has developed two proprietary technology platforms, Gene Activation and gene therapy. The Company's Gene Activation technology is a proprietary approach to the large scale production of therapeutic proteins which does not require the cloning of genes and their subsequent insertion into nonhuman cell lines. Consequently, the Company believes its Gene Activation technology avoids using patented approaches to protein production associated with such conventional genetic engineering which have served as effective barriers to competition in the $12 billion therapeutic protein market. As a result, the Company believes it will be able to develop and successfully commercialize a broad range of Gene Activated versions of proteins which have proven medical utility, received marketing approval from regulatory authorities and generated significant revenues in major markets. The Company's gene therapy technology ("Transkaryotic Therapy") is a non-viral, ex vivo system based on the genetic modification of a patient's cells to product and deliver therapeutic proteins for extended periods of time. The Company's Transkaryotic Therapy system has produced target proteins at therapeutic levels for the lifetime of animals without any side effects and preliminary clinical testing suggests that the system appears to be well-tolerated.

     TKT was incorporated in Delaware in 1988. The Company's principal executive offices are located at 195 Albany Street, Cambridge, Massachusetts 02139, and its telephone number is (617) 349-0200.




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                                  RISK FACTORS

     The shares of Common Stock offered hereby involve a high degree of risk. Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors in addition to the other information set forth or incorporated by reference in this Prospectus.

PATENT LITIGATION

     The biotechnology industry has been characterized by significant litigation and interference proceedings regarding patents, patent applications and other intellectual property rights, and many companies in the biotechnology industry have attempted to employ intellectual property litigation to gain or preserve a competitive advantage. For example, there has been substantial intellectual property litigation between suppliers of erythropoietin throughout the world.

     In April 1997, Amgen Inc. filed a civil action in the U.S. District Court in Massachusetts against the Company and Hoechst Marion Roussel, Inc. ("HMRI"), the Company's collaborative partner. The complaint in the action alleges that the Company's Gene Activation development program for the production of Gene Activated erythropoietin ("GA-EPO") and processes for producing GA-EPO infringe on Amgen's U.S. Patent Numbers 5,547,933, 5,618,698, and 5,621,080 and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the court award Amgen monetary damages. In May 1997, TKT and HMRI filed a "Motion To Dismiss, Or, In The Alternative, For Summary Judgment" stating that under 35 U.S.C. sec. 271(e) (1), TKT's and HMRI's activities do not constitute patent infringement and further stating that "(n)either the product created by TKT nor the process used by TKT and HMR infringes any valid claim of any of the Amgen patents in suit". In July 1997, the court denied TKT's and HMRI's motion and stated that the motion instead should be refiled as a Motion for Summary Judgment. The Company can provide no assurance as to the outcome of this litigation. A decision by the court in Amgen's favor, including the issuance of an injunction against the making, use or sale of GA-EPO by the Company and HMRI in the United States, or any other conclusion of the litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will not in the future become subject, in the United States or any other country, to additional patent infringement claims, interferences and other litigation involving patents, or any patents that may issue on any pending patent applications, including Amgen patent applications.

     The defense and prosecution of intellectual property suits and related legal and administrative proceedings can be both costly and time consuming. Litigation and interference proceedings could result in substantial expense to the Company or its corporate partner and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although a number of patent and intellectual property disputes in the biotechnology area have been settled through licensing or similar arrangements, costs associated with any such arrangement may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company or its corporate partner or would be available on acceptable terms. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company or its corporate partner from manufacturing and selling some or all of its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     With respect to gene therapy technology, the Company requested, and the U.S. Patent and Trademark Office (the "PTO") declared in January 1996, an interference regarding an issued patent



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with broad claims to ex vivo gene therapy. The participants in the interference are TKT, Genetic Therapy, Inc. (a wholly-owned subsidiary of Novartis AG) and Somatix Therapy Corporation ("Somatix"). Somatix subsequently merged into Cell Genesys, Inc. With the possible exception of the patents involved in the interference, the Company believes its Transkaryotic Therapy technology does not infringe on patents issued to date. The PTO proceeding will determine the patentability of the subject matter of the interference and which of the parties first developed this subject matter. The process to resolve the interference can take many years. The outcome of interferences can be quite variable: for example, none of the three parties may receive the desired claims, one party may prevail, or a settlement involving two or more of the parties may be reached. There can be no assurance that TKT will prevail in this interference or that, even if it does prevail, that the Company can meaningfully protect its proprietary position. In the event TKT does not prevail in the interference, a January 1997 Federal Trade Commission ("FTC") decision would then be relevant. The FTC accepted a consent order to resolve anticompetitive concerns raised by the merger of Ciba-Geigy Limited and Sandoz Limited into the newly formed Novartis AG. As part of the consent order, the constituent entities of Novartis will be required to provide all gene therapy researchers and developers with non-exclusive licenses to the patent upon which Novartis is involved in the interference. The Company has entered into an agreement with Somatix under which the Company's ability to market its non-viral gene therapy products will not be affected should Somatix win the interference.

     Should any of its competitors have filed additional patent applications in the U.S. that claim technology also invented by the Company, the Company may have to participate in additional interference proceedings declared by the PTO, all of which could result in substantial cost to the Company to determine its rights or potential loss of rights.

PATENTS AND PROPRIETARY RIGHTS

     The Company's success may depend in large part on its ability to obtain patent protection for its Gene Activation and gene therapy processes and potential products in the U.S. and other countries and to obtain the right to use in its potential products genes or other technology that have been or may be patented by others. Currently, the Company has two issued patents and 21 pending patent applications in the U.S. to protect its proprietary methods and processes; it has also filed foreign patent applications corresponding to certain of these U.S. patent applications. In addition, the Company has entered into several agreements to license proprietary rights from other parties. However, the patent situation in the field of biotechnology generally is highly uncertain and involves complex legal, scientific and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the technology used by the Company will result in patents being issued or that, if issued, the patents will not be challenged, invalidated or circumvented or will afford protection against competitors with similar technology.

     Many biotechnology and pharmaceutical companies, universities and research institutions, including competitors with substantial resources, have filed patent applications and have been issued patents potentially relating to the Company's Gene Activation and gene therapy technologies. In addition, certain competitors have filed patent applications and have been issued patents relating to certain methods of producing therapeutic proteins that the Company anticipates producing using its Gene Activation technology. The Company's Gene Activation and gene therapy technologies and potential products may be found to conflict or be alleged to conflict with patents which have been or may be granted to competitors, universities or others. There are a substantial number of biotechnology patent applications under review at the PTO. Because patent applications in the U.S. are maintained in secrecy until patents issue, the Company cannot be certain that others have not filed or maintained patent applications for technology used by the Company or covered by the Company's pending patent applications or that the Company was the first to file patent applications for such



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technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compositions of matter or processes that block or compete with those of the Company. Furthermore, as is the case with any pending patent application, competitors may attempt to amend existing applications to claim rights to compositions of matter or processes that may block the Company. No assurance can be given that the Company's products or processes may not infringe patents that may issue under pending patent applications.

     Although the Company has licensed proprietary rights to certain genes (for example, for Factor VIII and Factor IX) to be used in its gene therapy products, the Company presently has no proprietary rights to certain other genes that it may later seek to use in its products and which may be the subject of issued third party patents or pending patent applications. As a result, the Company may be required to obtain licenses under third party patents in order to market certain of its products. If such licenses are not made available to the Company on acceptable terms, the Company will not be able to market such products. In addition, under the Company's license and sublicense agreements, the licensors and sublicensors may terminate these agreements upon the Company's failure to meet certain specified milestones. Any such termination of an existing license or sublicense by any such licensor or sublicensor, or any inability by the Company to obtain any required license, could have a material adverse effect on the Company's business.

     The Company also relies upon unpatented proprietary technology, processes and know-how, which the Company protects in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

EARLY STAGE OF DEVELOPMENT; COMMERCIAL UNCERTAINTY

     TKT is at an early stage of development. All of the Company's potential Gene Activation products are in research, preclinical development or early clinical development. No revenues have been generated from product sales, and no such revenues are expected for at least several years. The Gene Activation products currently under development by the Company will require significant additional development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. There can be no assurance that any Gene Activation products will ultimately be developed by the Company and its corporate partners, or that, even if developed, these products will receive regulatory approval. If approved, these products will compete with established products of proven safety and efficacy, the manufacturers of which can be expected to employ intellectual property challenges to commercialization of these products. There can be no assurance that the Company's Gene Activation products, if any, will be able to be commercialized or, if commercialized, that they will be accepted by medical centers, hospitals, physicians or patients in lieu of existing treatments. Accordingly, there can be no assurance that these products can be successfully manufactured and marketed at prices that would permit the Company and its corporate partners to operate profitably. The Company's potential gene therapy products may be even further from commercial introduction. Due to the early stage of development of the Company's potential gene therapy products and the extensive research, development, preclinical and clinical testing, and regulatory review process required before marketing approval can be obtained, the Company cannot predict with certainty when it will be able to commercialize any of its potential gene therapy products, if at all.

TECHNOLOGICAL UNCERTAINTY

     Gene Activation and gene therapy are new and rapidly evolving technologies. Existing preclinical data on the safety and efficacy of proteins produced by the Company's Gene Activation



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technology are limited, and the Company's Gene Activation products have not yet been tested in humans or are in early clinical development. The Company's potential gene therapy products are even further from commercial introduction. While many approaches to gene therapy are being pursued by pharmaceutical and biotechnology companies and academic institutions, there are currently no marketed gene therapy products, and existing clinical data on the safety and efficacy of potential gene therapy products are limited. The potential gene therapy products currently under development by the Company will require substantial additional development efforts, including extensive preclinical and clinical testing and the receipt of regulatory approvals prior to commercial introduction. For any given disease, gene therapy generally, as well as the Company's specific approach to gene therapy, may not be efficacious or may prove to have undesirable and unintended side effects, toxicities or other characteristics that may prevent or limit commercial use. There can be no assurance that the Company's products will obtain approval from the U.S. Food and Drug Administration (the "FDA") or equivalent foreign regulatory authorities for any indication.

UNCERTAINTY ASSOCIATED WITH CLINICAL TRIALS

     Subject to compliance with FDA regulations, TKT and its corporate partners plan to undertake extensive clinical testing in humans to evaluate the safety and efficacy of its Gene Activation and gene therapy products in development. The Company's potential Gene Activation products have not yet been tested in humans or are in early clinical development. The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the anticipated Gene Activation clinical trials may result in program delays, which could have a material adverse effect on TKT. Even if clinical trials are completed, there can be no assurance that the Company or its partners will be able to submit a Product License Application ("PLA") to the FDA or comparable regulatory agencies in foreign countries on the schedule anticipated or that such applications will be reviewed and approved by such regulatory agencies in a timely manner. Of the gene therapy products under development at the Company, only one is in Phase I human clinical trials. The Company currently intends to seek a collaborative partner prior to proceeding with further clinical development of this product. There can be no assurance that the Company will be able to obtain authorization from the FDA for additional human clinical testing of any of its gene therapy products currently in research or preclinical development. There can be no assurance that any authorized clinical testing will be completed successfully within any specified time period, if at all, with respect to any potential product. There also can be no assurance that such testing will show any potential product to be safe or efficacious or that any such product will be approved by the FDA for any indication. Furthermore, the Company or the FDA may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. There can be no assurance that the Company will not encounter problems in clinical trials which will cause the Company or the FDA to delay or suspend clinical trials.

UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS

     The Company's research and development, preclinical testing, clinical trials, facilities and manufacturing and marketing of its products will be subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. The regulatory process for new therapeutic products, which includes preclinical and clinical testing of each product to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted License Application. Similar delays may also be encountered and substantial resources



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expended in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any Gene Activation or gene therapy products developed by the Company. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed and contain requirements for post-marketing follow-up studies. Because gene therapy is a relatively new technology and products for gene therapy have not been extensively tested in humans, the regulatory requirements governing gene therapy products may be subject to substantial additional review by various regulatory authorities in the U.S. and abroad. These requirements may result in extensive delays in initiating clinical trials of gene therapy products and in the regulatory approval process in general.

     Any of the foregoing effects of government regulation, as well as of comparable foreign regulation, could delay the marketing of the Company's Gene Activation and gene therapy products for a considerable or indefinite period of time, materially increase the cost involved in developing, manufacturing and marketing the Company's products, diminish or eliminate any competitive advantage the Company may enjoy, or otherwise adversely affect the Company's ability to conduct its business. Compliance with applicable government regulations governing each of the Company's potential Gene Activation and gene therapy products will require a significant commitment of time, money and effort by the Company and its corporate partners with no assurances that any approval will ultimately be granted on a timely basis, if at all.

HISTORY OF OPERATING LOSSES; FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company has experienced significant operating losses since its inception in 1988. As of June 30, 1997, the Company had an accumulated deficit of $40.6 million. The Company expects that it will continue to incur substantial losses for at least several years and expects cumulative losses to increase as the Company's research and development efforts expand. The Company expects that such losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. There can be no assurance that the Company will ever achieve sales or profitability.

     The Company will require substantial funds to conduct research and development (including preclinical and clinical testing) of its potential products and to manufacture and market any products that are approved for commercial sale. Based on its current operating plan, the Company believes that its available cash will be adequate to satisfy its capital needs through 2001. The Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, the magnitude of these programs, the scope and results of clinical trials, the timing and receipt of milestone payments, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, competing technological and market developments, the ability of the Company to establish and maintain collaborative arrangements, and the cost of manufacturing and commercialization activities. To date, the Company has not received any revenues from product sales. The Company intends to seek additional funding through collaborative arrangements or through public or private financings. There can be no assurance that additional financing will be available on acceptable terms, if at all.

COMPETITION

     The field of biotechnology is new and evolving, and it is expected to continue to undergo significant and rapid technological change. Technological developments could result in the Company's potential products becoming obsolete. The Company's products and technologies will be subject to substantial competition, both from other companies in the field of Gene Activation and gene therapy and from companies which have other forms of treatment of the diseases targeted by the Company.




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     The Company is initially focusing its Gene Activation efforts on established products with proven safety and efficacy. The Company anticipates that companies selling such products will compete vigorously. There can be no assurance that the Company's Gene Activation products will be accepted by medical centers, hospitals, physicians or patients in lieu of existing products, or as to the effect of such competition on the market prices of the Company's products.

     Although the Company has a major corporate partner, many of the Company's existing or potential competitors have substantially greater product development capabilities and financial, scientific, marketing or human resources than the Company. Similarly, other competitors of the Company may enter into collaborative relationships with other companies having such greater resources. In addition, certain of these competitors have significantly greater experience than the Company in undertaking human clinical trials of new therapeutic products. Accordingly, other companies may succeed in developing products earlier than the Company, obtaining FDA approvals for such products more rapidly than the Company, or developing products that are more effective or less costly than those proposed to be developed by the Company. Furthermore, if the Company is permitted to commence commercial sales of products, it may also be competing with respect to commercial manufacturing and marketing capabilities, areas in which it has no experience.

NO MANUFACTURING, DISTRIBUTION OR MARKETING CAPABILITY

     Although the Company has a pilot gene therapy manufacturing facility and believes it will be able to manufacture its potential products on a large scale, the feasibility of large-scale manufacturing of such products has not been demonstrated. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, the Company's ability to commercialize its potential products would be materially adversely affected. If the Company is delayed in establishing suitable manufacturing capabilities, the Company's ability to conduct human clinical testing may be adversely affected, resulting in the delay of submission of potential products for regulatory approval and initiation of new development programs, which in turn could impair materially the Company's competitive position and the possibility of the Company achieving profitability. In addition, although the Company believes that its potential products will be cost-effective, there can be no assurance that the Company will be able to manufacture and distribute such products at a reasonable cost, that the Company will be able to price such products competitively or, if priced competitively, that the Company will be able to achieve margins sufficient to allow it to achieve profitability.

     The Company plans to provide its gene therapy products through central manufacturing facilities. The establishment of these facilities will require substantial additional funds and personnel and will require compliance with extensive regulations applicable to such facilities. There can be no assurance that such funds and personnel will be available on acceptable terms, if at all, or that the Company will be able to comply with such regulations at acceptable cost, if at all. In addition, in managing this expansion the Company may encounter unforeseen regulatory, logistical or management problems or incur unexpected operating costs. Failure or delays in establishing these facilities, or the incurrence of unexpected operating costs, could adversely affect the ability of the Company to manufacture and market its gene therapy products. Furthermore, the Company has no experience in sales, marketing or distribution. In order to market any of its gene therapy products, the Company must develop a marketing and sales capability, either on its own or in conjunction with others. There can be no assurance that the Company will be able to enter into any arrangements for the marketing of its products, that such arrangements will be successful, or that the Company will be able to obtain additional capital and expertise to conduct such activities independently.

     The Company has no manufacturing, sales, marketing or distribution capabilities for its Gene Activation products. The Company's collaborative partner, HMRI, is responsible for the manufacture, sales, marketing and distribution of GA-EPO and an undisclosed second protein. With respect to



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future Gene Activation products, the Company may seek collaborative partners or may manufacture and commercialize the products on its own. There can be no assurance that the Company will be successful in establishing such future collaborative relationships or that the Company will be able to conduct such activities independently.

DEPENDENCE ON KEY PERSONNEL

     The Company's success is highly dependent on the retention of principal members of its scientific and management staff. Furthermore, the Company's future growth will require the hiring of significant numbers of qualified scientific and management personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to the Company's success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain on acceptable terms the qualified personnel necessary for the development of its business.

DEPENDENCE ON HMRI AND OTHER COLLABORATIVE PARTNERS

     The Company has entered into arrangements with HMRI on two of its Gene Activation development programs and with another corporate partner on a gene therapy development program. Each agreement with HMRI is subject to termination without cause on short notice under certain circumstances, and there is no assurance that in the future either partner will not exercise its termination rights. The Company is relying on HMRI to develop, conduct clinical trials, obtain regulatory approval for the sale of, manufacture and market GA-EPO and an undisclosed second protein worldwide. There can be no assurance that HMRI will devote the resources necessary to complete development of and commercialize these two potential products. Should HMRI fail to develop and commercialize these two potential products, the Company's business would be materially adversely affected.

     The Company's strategy for the research, development and commercialization of certain of its potential products includes the possibility that it will enter into various additional arrangements with corporate partners, licensors, licensees and others. There can be no assurance that any further arrangements will be effected in the future. Although the Company believes parties to any existing and future arrangements, if entered into, would have economic and other motivations to perform their contractual responsibilities in full, the amount and timing of resources which they would devote to these activities would not be within the control of the Company. There can be no assurance that such parties would perform their obligations as expected or that any revenue would be derived by the Company from such arrangements.

PRODUCT LIABILITY AND INSURANCE

     The Company's business will in the future expose it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. Although the Company has clinical trial liability insurance for trials conducted in the U.S., the Company does not currently have any product liability insurance, and there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms, if at all, or that any insurance obtained will provide adequate protection against potential liabilities. An inability to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, in addition to exposing the Company to significant liabilities, could prevent or inhibit the commercialization of products developed by the Company.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT

     The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. For example, in certain foreign markets, pricing and profitability of prescription pharmaceuticals is subject to government control. In particular, individual pricing negotiations are often required in each country of the European Community, even if approval to market the drug is obtained. In the U.S. there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the U.S. has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals or efforts could have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for the Company, the Company's ability to establish corporate collaborations may be adversely affected. In addition, in both domestic and foreign markets, sales of the Company's products, if any, will be dependent in part on the availability of reimbursement from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in commercializing products, there can be no assurance that these products will be considered cost effective, that reimbursement will be available, or if available, that the payor's reimbursement policies will be adequate to permit the Company to realize a reasonable return.

CONCENTRATION OF OWNERSHIP

     As of September 30, 1997, the officers, directors and holders of more than 5% of the Company's stock beneficially owned approximately 65.4% of the outstanding shares of the capital stock of the Company, assuming the exercise of any shares which the individual had the right to acquire within 60 days of September 30, 1997. Accordingly, such persons will have the ability to exercise significant influence over the management and policies of the Company and to control the election of the Company's Board of Directors and most other stockholder actions.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation and By-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions.

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock, like that of the common stock of many other early-stage biotechnology companies, has been and may continue to be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

                                 USE OF PROCEEDS

     All of the Shares are being sold by the Selling Stockholder or by its pledgees, donees, transferees or other successors in interest, and the Company will not receive any proceeds from the sale of such Shares.

                             THE SELLING STOCKHOLDER

     The following table sets forth the name and the number of shares of Common Stock beneficially owned by the Selling Stockholder as of the date of this Prospectus, the number of the Shares to be offered by the Selling Stockholder or by its pledgees, donees, transferees or other successors in interest and the number and percentage of Shares to be owned beneficially by the Selling Stockholder assuming that all of the Shares offered hereby by the Selling Stockholder or by its pledgees, donees, transferees or other successors in interest are sold as described herein. The Selling Stockholder may acquire the Shares upon exercise of a warrant issued to the Selling Stockholder in 1993 in connection with a commercial loan and a lease line of credit (the "Credit Arrangements") with The First National Bank of Boston, N.A. (the "Bank"), an affiliate of the Selling Stockholder. The Company borrowed $1,497,000 under the Credit Arrangements, which funds were repayable over a 36-month term at interest rates ranging from 6.42% to 9.75%. In February 1995, the Company paid the Bank a fee of $10,000 and repaid all obligations in full under the Credit Arrangements.


                                     Number of
                                     Shares of                                                              Percentage of
                                    Common Stock                                                              Shares of
                                    Beneficially            Number of             Number of Shares             Common
                                       Owned                Shares of              of Common Stock           Stock Owned
Name of                               Prior to             Common Stock          Beneficially Owned             After
Selling Stockholder                 Offering(1)          Offered Hereby         After Offering(1)(2)       Offering(1)(2)
-------------------                 -----------          --------------         --------------------       --------------
FSC Corp.                              86,785                 86,785                      0                      0%

(1) The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the stockholder has the right to acquire within 60 days after November 3, 1997 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the Selling Stockholder is a direct or indirect beneficial owner of such shares. The Selling Stockholder has sole voting power and investment power with respect to all shares of capital stock listed as owned by the Selling Stockholder.

(2) It is unknown if, when or in what amounts the Selling Stockholder may offer Shares for sale and there can be no assurance that the Selling Stockholder will sell any or all of the Shares offered hereby. Because the Selling Stockholder may offer all or some of the Shares pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholder after completion of the Offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholder after completion of the Offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, no Shares will be held by the Selling Stockholder.

                              PLAN OF DISTRIBUTION


     The Selling Stockholder has advised the Company that the Shares covered hereby may be offered and sold by the Selling Stockholder, or by its pledgees, donees, transferees or other successors in interest, from time to time in private or public transactions, in transactions involving principals, in transactions involving brokers, or by any other lawful methods. Sales through brokers may be made by any method of trading authorized by any stock exchange on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. Sales of Shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. The Selling Stockholder has advised the Company that it does not anticipate paying any consideration other than usual and customary broker's commissions in connection with sales of the Shares. The Selling Stockholder and its pledgees, donees, transferees and successors in interest are acting independently of the Company in making decisions with respect to the timing, manner and size of each sale.

     In offering the Shares covered by this Prospectus, the Selling Stockholder and its pledgees, donees, transferees and successors in interest and any broker-dealers who execute sales for such Selling Stockholder or its pledgees, donees, transferees and successors in interest may be considered to be "underwriters" within the meaning of the Securities Act, and any profits realized by the Selling Stockholder or its pledgees, donees, transferees and successors in interest and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     The Company has agreed with the Selling Stockholder to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) the date on which all of the Shares have been sold, or
(ii) 60 days following the effective date of the Registration Statement of which this Prospectus is a part. The Company intends to de-register any of the Shares not sold by the Selling Stockholder at the end of such period.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Hale and Dorr LLP, a limited liability partnership including professional corporations, 60 State Street, Boston, Massachusetts 02109.


                                     EXPERTS

     The financial statements of Transkaryotic Therapies, Inc. incorporated by reference in Transkaryotic Therapies, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF.

                                 ---------------

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----


Available Information..................................................  2
Incorporation of Certain Documents
    By Reference.......................................................  2
Special Note Regarding Forward-Looking
  Information..........................................................  3
The Company............................................................  4
Risk Factors...........................................................  5
Use of Proceeds........................................................  14
The Selling Stockholder................................................  14
Plan of Distribution...................................................  15
Legal Matters..........................................................  16
Experts................................................................  16


                                 ---------------


================================================================================



                          TRANSKARYOTIC THERAPIES, INC.


                                  86,785 SHARES
                                  COMMON STOCK










                                --------------

                                  PROSPECTUS

                                --------------









                               November 6, 1997








================================================================================